Exhibit 99.1

For Immediate Release

Cellu Tissue Holdings, Inc. Announces Impact of Hurricane Katrina on its Wiggins, Mississippi Facility

East Hartford, Conn. – September 7, 2005— Cellu Tissue Holdings, Inc. announced today the status of operations at its Wiggins, Mississippi facility following Hurricane Katrina.

Russell C. Taylor, CEO, reported that “We are very fortunate that all our team members appear to be safe, although we know they have sustained substantial personal property damage”.

The Company reported that the Wiggins, Mississippi area was very hard hit as it was directly in the path of the hurricane. Over the past week the mill has been shut down, and the Company has been working with its customers to source their needs from its other five facilities. However, the Company stated that electricity has been restored to its Wiggins facility and it is in the process of restarting operations there. Although there is some structural damage to the mill, it is not expected to slow the start-up of the paper machines. The Company currently cannot determine the total cost of the hurricane damage and business interruption, however, the Company does maintain property and business interruption insurance.

The Company is making donations to local charities in the area to assist in the relief efforts.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, the Company produces a variety of converted tissue products. Information about Cellu Tissue Holdings, Inc. is available on the Internet at www.cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc., @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.